FORM 4


/ /  Check this box if no longer
     subject to Section 16. Form 4 or
     Form 5 obligations may
     continue. See Instruction 1(b).


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)



________________________________________________________________________________
1.   Name and Address of Reporting Person*


Alarcon, Jr.                         Raul
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)


                                 3191 Coral Way
--------------------------------------------------------------------------------
                                    (Street)


Miami,                                 FL                   33145
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


Spanish Broadcasting System, Inc. (SBSA)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


October 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


November 1999


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
               (Check all applicable)

     /x/  Director                             /x/  10% Owner
     /x/  Officer (give title below)           / /  Other (specify below)

Chairman of the Board of Director, Chief Executive Officer, and President.
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     /x/  Form filed by One Reporting Person
     / /  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                 2.                 Code         ------------------------------- Owned at End   (D) or    Indirect
1.                               Transaction        (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                Date               ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                      (Month/Day/Year)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
 Class A Common Stock             11/02/99              S             1,750,000   (D)   $20.00   26,156,750***       D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*** Represents 26,156,750 shares of Class B Common Stock which is convertible on a 1 to 1 basis into Class A Common Stock at the option of the registrant; such shares are included in Table II, column 9 of this Form 4.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one reporting person, see Instruction
     4(b)(v).

                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                        9.          Owner-
                                                                                                        Number      ship
                                                                                                        of          Form
            2.                                                                                          Deriv-      of
            Conver-                    5.                                   7.                          ative       Deriv-   11.
            sion                       Number of                            Title and Amount            Secur-      ative    Nature
            or                         Derivative         6.                of Underlying      8.       ities       Secur-   of
            Exer-             4.       Securities         Date              Securities         Price    Bene-       ity:     In-
            cise     3.       Trans-   Acquired (A)       Exercisable and   (Instr. 3 and 4)   of       ficially    Direct   direct
            Price    Trans-   action   or Disposed        Expiration Date   ----------------   Deriv-   Owned       (D) or   Bene-
1.          of       action   Code     of(D)              (Month/Day/Year)            Amount   ative    at End      In-      ficial
Title of    Deriv-   Date     (Instr.  (Instr. 3,         ----------------            or       Secur-   of          direct   Owner-
Derivative  ative    (Month/  8)       4 and 5)           Date     Expira-            Number   ity      Month       (I)      ship
Security    Secur-   Day/     -------  ------------       Exer-    tion               of       (Instr.  (Instr.     (Instr.  (Instr.
(Instr. 3)  ity      Year)    Code  V  (A)      (D)       cisable  Date     Title     Shares   5)       4)          4)       4)
-----------------------------------------------------------------------------------------------------------------------------
Class B
  Common
  Stock      1-1    11/02/99  C                1,750,000  Immedi-  none     Class   1,750,000           26,156,750    D
                                                          ately             A
                                                                            Common
                                                                            Stock
--------------------------------------------------------------------------------------------------------------------------------
Stock
  Options
  (right
  to buy)   $20.00  10/27/99  J(1)     100,000            Immedi-  10/27/09 Class     100,000              100,000    D
                                                          ately             A
                                                                            Common
                                                                            Stock

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------

================================================================================================================================

Explanation of Responses:

(1)   Grant of non-employee Director Stock Options.


/s/ Raul Alarcon, Jr.                                           12/03/99
---------------------------------------------            -----------------------
**Signature of Reporting Person                                   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.